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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Microchip Technology Incorporated:

        We consent to the incorporation by reference in the registration statement on Form S-8 of Microchip Technology Incorporated pertaining to the 2001 Employee Stock Purchase Plan of our report dated April 30, 2001, with respect to the consolidated statements of income, cash flows and comprehensive income of Microchip Technology Incorporated and subsidiaries for the year ended March 31, 2001, which report appears in the March 31, 2003 annual report on Form 10-K of Microchip Technology Incorporated.

                      /s/ KPMG LLP

Phoenix, Arizona
September 30, 2003

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  Exhibit 23.2